Exhibit 16.1

June 24, 2013

Office of Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Aly Energy Services, Inc. (formerly Preferred Voice, Inc.)

We have read the disclosures of the subject registrant under Item 4.01 of Form 8-K Report with respect to our firm regarding the recent change of auditors that occurred on June 24, 2013. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ Philip Vogel & Co. PC